Exhibit 10.1
February 2, 2026

To: Paul McGarry

Subject: Participation in the HF Foods Group Inc. Severance Plan

Dear Paul:

In consideration for your dedication to HF Foods Group Inc. (the “Company”, and together with its subsidiaries, the “HFFG”) and continued service, the Company hereby agrees to enter into this letter agreement with you (the “Letter Agreement”), formalizing the terms of the HF Foods Group Inc. Severance Plan (the “Plan”). A copy of the Plan is attached hereto as Attachment A and all capitalized terms used but not defined in this Letter Agreement shall have the meaning assigned to such terms in the Plan.

Subject to your continued satisfaction of the requirements under the Plan you have been designated as a Key Employee for purposes of the Plan and will continue to be eligible to participate in the Plan pursuant to the terms of the Plan and Exhibit B of the Plan. This Letter Agreement amends the “Reporting Relationships and Responsibilities” and “Compensation” sections of your amended offer of employment dated October 13, 2025 (“Amended Offer of Employment”). As the Company’s permanent Chief Financial Officer effective January 27, 2026, you will continue to report to Felix Lin, Chief Executive Officer. Your base salary will be $375,000 annually. For the avoidance of doubt, you will no longer receive the $10,000 stipend as provided in your Amended Offer of Employment, but you will still be eligible for the10-K Bonus as defined in your Amended Offer of Employment.

For purposes of your participation in the Plan;

1.Your severance benefit is equal to the following:

•Six months of your annual base salary amount (which for 2026 would total $187,500) or

•In the event that, in the period beginning 6 months before through 24 months after a Change in Control, a termination of employment constituting a qualifying event occurs, six months of your base salary multiplied by two and one-half (2.5) plus two and one-half (2.5) times your target annual bonus for the year of termination (which, effective January 27, 2026, is set at 60% of your annual base salary).

2. Base salary means the annual rate of regular wages, whether paid bi-weekly or semi-monthly, received by you through HFFG’s standard payroll policies and procedures, exclusive of a forgivable draw, overtime, shift differential, car allowance, commission, bonus, or any other incentive-based compensation.

3. “Cause” generally has the meaning set forth in the Plan, except that, during the period starting on a Change in Control and for 24 months following the consummation of such Change in Control, “Cause” will instead mean your: (i) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (ii)

engaging in fraud within the course of providing services to HFFG (including but not limited to any acts of embezzlement or misappropriation of funds) that causes HFFG material harm or damages; (iii) willful misconduct or gross negligence within the course of providing services to HFFG that causes HFFG material harm or damages; or (iv) material breach of the terms of your written employment agreement, or any other agreement containing obligations related to confidentiality, nonsolicitation, or noncompetition, if any. Notwithstanding the foregoing, Cause shall not exist based on conduct described in clauses (ii)–(iv) unless (A) the Company has provided you notice of such conduct (specifying the particulars of the conduct constituting Cause), (B) the Company has afforded you 15 days to cure such conduct and (C) the conduct has not been reasonably rectified satisfaction of the Company following such cure period.

4. “Good Reason” generally has the meaning set forth in the Plan, except that, during the period starting on a Change in Control and for 24 months following the consummation of such Change in Control, “Good Reason” will instead mean, without your prior written consent and subject to the notice, cure and other requirements set forth in the Plan: (i) a diminution of your base salary; (ii) a diminution of your authority, duties or responsibilities; or (iii) a material change in the principal geographic location at which you perform services for HFFG (for purposes of this agreement, relocation to a facility or a location that would not increase the one-way commute distance by more than 50 miles will not be considered a material change in geographic location). The second sentence of the definition of Good Reason relating to timing of notice and cure periods set forth in the Plan shall apply at all times and in all cases.

Please review the Plan and Exhibit B for details about its terms and conditions. Your continued participation in the Plan and any payment thereunder will be governed by the terms of the Plan, Exhibit B and this Letter Agreement.

Please acknowledge your acceptance of participation in the Plan and the terms and conditions by signing this letter below. You should keep a copy of this Letter Agreement for reference.

[signature page follows]

Sincerely,

HF Foods Group Inc.

By:	/s/ Felix Lin
Name:	Felix Lin
Title:	Chief Executive Officer
Date:	February 2, 2026

Acknowledged and agreed:

	By:	/s/ Paul McGarry
	Name:	Paul McGarry
	Date:	February 2, 2026

Attachment A
HF Foods Group Inc. Severance Plan
(attached)